Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 28, 2010 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 27, 2009.

Net sales for the Company’s second quarter ended December 27, 2009 were $52.5 million, compared to net sales of $33.8 million for the second quarter ended December 28, 2008.  Net income for the period was $844,000, compared to a net loss of $1.2 million in the prior year quarter.  Diluted earnings per share for the period were $.26 compared to diluted loss per share of $.37 in the prior year quarter. The higher sales for the quarter can be attributed to increased customer production volumes and the power access business STRATTEC acquired November 30, 2008.  That business, now called STRATTEC POWER ACCESS, generated $15.5 million of sales in the current quarter compared to $1.3 million in the prior year quarter.

For the six months ended December 27, 2009, net sales were $93.7 million compared to net sales of $68.5 million in the prior year period.  Net income was $1.8 million compared to net a loss of $1.2 million in the prior year period and diluted earnings per share were $.55 compared to diluted loss per share of $.36.

Sales to STRATTEC’s largest customers overall increased in the current quarter compared to the prior year quarter levels.  Sales to Chrysler Group LLC were $16.5 million in the current quarter compared to $7.7 million in the prior year quarter.  Included in the current quarter were sales generated by STRATTEC POWER ACCESS, offset by a combination of lower vehicle production volume and reduced component content in the other security products we supply.  Sales to General Motors Company were $12.3 million compared to $11.6 million.  Sales to Ford Motor Company were $5.2 million compared to $3.0 million due to higher Ford vehicle production volumes.  In the current quarter, sales to Hyundai/Kia were $4.3 million generated by the STRATTEC POWER ACCESS business.

Gross profit margins were 14.6 percent in the current quarter compared to 8.6 percent in the prior year quarter.   The higher gross profit margin in the current year quarter was primarily the result of favorable customer vehicle production volumes compared to the prior year quarter, offset by premium freight costs and overtime incurred during the months of October and November to meet significantly increased production requirements from the Company’s largest customers as they continued to rebuild retail inventories following the U.S. Government’s “Cash for Clunkers” program that ended in August 2009.  These negative factors reduced the current quarter gross profit margin by approximately 3.0 percentage points.

Operating expenses were $7.5 million in the current quarter, compared to $6.7 million in the prior year quarter.  The current quarter includes three months of expenses for STRATTEC POWER ACCESS engineering and administrative personnel compared to one month in the prior year quarter, due to the timing of the acquisition of this business.

Included in the current quarter results are the following non-recurring items:

●	A $505,000 curtailment loss to immediately recognize the prior service cost associated with freezing STRATTEC’s defined benefit retirement plan effective December 31, 2009;
●	A $223,000 impairment charge to write off the goodwill recorded as part of the acquisition of STRATTEC POWER ACCESS in November 2008;
●	A $1,125,000 favorable adjustment to an environmental reserve resulting from a re-evaluation of the potential remaining cost to satisfy an environmental remediation issue at the Milwaukee production facility dating back to 1985; and
●	A $201,000 recovery of the allowance for doubtful accounts recorded in the third quarter of fiscal 2009, relating to the Chrysler LLC bankruptcy filing. During the current quarter, Chrysler paid a significant portion of the outstanding accounts receivable STRATTEC held at the time of Chrysler’s bankruptcy filing.

On November 20, 2009, Vehicle Access Systems Technology LLC (VAST LLC) a joint venture between STRATTEC, WITTE Automotive of Velbert, Germany, and ADAC Automotive of Grand Rapids, Michigan, completed its acquisition of the remaining non-controlling interest in VAST LLC’s two Chinese joint ventures, VAST Great Shanghai CO., LTD. and VAST Fuzhou CO., LTD., collectively known as VAST China.

During the current quarter the Company contributed $1.0 million to its Defined Benefit Pension Trust.

At the end of fiscal year 2009, we changed our method of accounting for inventories from last-in, first-out (LIFO) to first-in, first-out (FIFO).  The prior year reported information has been retrospectively adjusted on a FIFO basis.

STRATTEC designs, develops, manufactures and markets automotive Security Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings; and Access Control Products including latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through the VAST Alliance in which STRATTEC participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)
	Second Quarter Ended		Six Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
		(Note A)		(Note A)
Net Sales	$52,540	$33,799	$93,721	$68,530

Cost of Goods Sold	44,887	30,888	79,270	60,195

Gross Profit	7,653	2,911	14,451	8,335

Engineering, Selling & Administrative Expenses	7,455	6,669	13,654	12,621

Impairment Charge	223	-	223	-

Environmental	(1,125)	-	(1,125)	-

Recovery of Bad Debts	(201)	-	(421)	-

Income (Loss) from Operations	1,301	(3,758)	2,120	(4,286)

Interest Income	19	284	42	602

Interest Expense	-	-	-	-

Other Income, Net	247	557	675	780

	1,567	(2,917)	2,837	(2,904)

Provision (Benefit) for Income Taxes	721	(1,428)	1,062	(1,621)

Net Income (Loss)	846	(1,489)	1,775	(1,283)

Net Income (Loss) Attributable to Non-Controlling Interest	(2)	287	12	101

Net Income Attributable to STRATTEC SECURITY CORPORATION	$844	$(1,202)	$1,787	$(1,182)

Earnings (Loss) Per Share:
Basic	$0.26	$(0.37)	$0.55	$(0.36)
Diluted	$0.26	$(0.37)	$0.55	$(0.36)
Average Basic
Shares Outstanding	3,272	3,264	3,269	3,298

Average Diluted
Shares Outstanding	3,272	3,267	3,271	3,303

Other
Capital Expenditures	$1,342	$3,195	$3,104	$8,511
Depreciation & Amortization	$1,827	$1,475	$3,578	$2,855

NOTE A:  Prior year balances have been restated to reflect the change from LIFO to FIFO accounting for inventories.

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)
	December 27, 2009	June 28, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$22,016	$22,764
Receivables, net	26,450	17,235
Restricted Cash (A)	2,100	-
Inventories	16,435	16,589
Other current assets	15,989	15,970
Total Current Assets	82,990	72,558
Deferred Income Taxes	10,121	13,143
Investment in Joint Venture	4,652	4,483
Other Long Term Assets	2,290	1,069
Property, Plant and Equipment, Net	36,672	36,936
	$136,725	$128,189

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$18,727	$11,369
Other	19,762	19,479
Total Current Liabilities	38,489	30,848
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	23,485	24,784
Shareholders’ Equity	240,180	238,601
Accumulated Other Comprehensive Loss	(30,494)	(31,094)
Less: Treasury Stock	(136,064)	(136,089)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	73,622	71,418
Non-Controlling Interest	1,129	1,139
Total Shareholders’ Equity	74,751	72,557
	$136,725	$128,189

NOTE A:	Represents a commercial guarantee by STRATTEC SECURITY CORPORATION relating to a promissory note issued by Vehicle Access System Technology, LLC (VAST, LLC).

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
		(Note A)		(Note A)
Cash Flows from Operating Activities:
Net (Loss) Income	$844	$(1,202)	$1,787	$(1,182)
Adjustment to Reconcile Net Income (Loss) to
Cash Provided by Operating Activities:
Non-Controlling Interest	2	(287)	(12)	(101)
Depreciation and Amortization	1,827	1,475	3,578	2,855
Stock Based Compensation Expense	98	89	204	217
Recovery of Doubtful Accounts	(201)	-	(421)	-
Deferred Tax Provision	3,258	-	3,258	-
Curtailment Loss	505	-	505	-
Impairment Charge	223	-	223	-
Environmental	(1,125)	-	(1,125)	-
Change in Operating Assets/Liabilities	(289)	(2,198)	(1,540)	(2,951)
Other, net	(171)	(992)	(300)	(1,270)

Net Cash Provided by (Used in) Operating Activities	4,971	(3,115)	6,157	(2,432)

Cash Flows from Investing Activities:
Investment in Joint Ventures	(100)	(263)	(100)	(388)
Loan to Joint Venture	(1,500)	-	(1,500)	-
Restricted Cash	(2,100)	-	(2,100)	-
Purchase of Delphi Power Products	-	(3,813)	-	(3,813)
Additions to Property, Plant and Equipment	(1,342)	(3,195)	(3,104)	(8,511)
Proceeds from Sale of Property, Plant and Equipment	10	-	10	-
Net Cash Used in Investing Activities	(5,032)	(7,271)	(6,794)	(12,712)

Cash Flow from Financing Activities:
Purchase of Common Stock	-	(500)	-	(6,214)
Dividends Paid	-	(502)	-	(1,023)
Contribution from Non-Controlling Interest	-	762	-	762
Loan from Non-Controlling Interest	-	800	-	1,175
Exercise of Stock Options and Employee Stock Purchases	12	10	23	20

Net Cash Provided by (Used in) Financing Activities	12	570	23	(5,280)

Effect of Foreign Currency Fluctuations on Cash	(165)	636	(134)	801

Net Decrease in Cash & Cash Equivalents	(214)	(9,180)	(748)	(19,623)

Cash and Cash Equivalents:
Beginning of Period	22,230	41,058	22,764	51,501
End of Period	$22,016	$31,878	$22,016	$31,878

NOTE A:  Prior year balances have been restated to reflect the change from LIFO to FIFO accounting for inventories.